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                              ALLEGHANY CORPORATION
                     SUBSIDIARY DIRECTORS' STOCK OPTION PLAN

1. PURPOSE. The purpose of the Alleghany Corporation Subsidiary Directors' Stock Option Plan (the "Plan") is to advance the interests of Alleghany Corporation (the "Corporation"), its Subsidiaries (as defined below) and its stockholders by encouraging increased stock ownership by members of the boards of directors of the Subsidiaries who are not employees or directors of the Corporation or employees of any of the Subsidiaries, in order to promote long-term stockholder value through continuing ownership of the Corporation's common stock.

2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include selecting the Non-Employee Subsidiary Directors (as defined below) who shall receive awards of nonqualified stock options made under the Plan ("Options"), determining the amount of Options to be awarded and the terms and conditions of awards of Options, and prescribing the form of the agreement embodying awards of Options, all within the limitations described herein. The Committee shall have the power to construe the Plan, to determine all questions arising thereunder and, subject to the provisions of the Plan, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Committee in the administration of the Plan shall be final and conclusive. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

3. PARTICIPATION. Each member of a board of directors of any Subsidiary of the Corporation who is not an employee or director of the Corporation or an employee of any of the Subsidiaries (a "Non-Employee Subsidiary Director") shall be eligible to receive Options under the Plan. As used herein, the term "Subsidiary" means any corporation at least 40 percent of whose outstanding voting stock is owned, directly or indirectly, by the Corporation.

4. AWARDS UNDER THE PLAN.

      (a) Types of Awards. Awards under the Plan shall consist only of Options, which are rights to purchase shares of common stock, par value $1.00 per share, of the Corporation (the "Common Stock" ). Such Options are subject to the terms, conditions and restrictions specified in Paragraph 5 below.

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      (b) Maximum Number of Shares That May Be Issued. There may be issued under the Plan pursuant to the exercise of Options an aggregate of not more than 25,000 shares of Common Stock, subject to adjustment as provided in Paragraph 6 below.

      (c) Rights With Respect to Shares. A Non-Employee Subsidiary Director to whom an Option is granted (and any person succeeding to such a Non-Employee Subsidiary Director's rights pursuant to the Plan) shall have no rights as a stockholder with respect to any shares of Common Stock issuable pursuant to any such Option until the date of the issuance of a stock certificate to him or her for such shares. Except as provided in Paragraph 6 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

5. NONQUALIFIED STOCK OPTIONS. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

      (a) The Option exercise price shall be the fair market value of the shares of Common Stock subject to such Option on the date the Option is granted, which shall be the average of the high and the low sales prices of a share of Common Stock on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading.

      (b) Subject to Section 5(d) hereof and except as otherwise determined by the Committee, the Option shall have a term of 10 years from the date it is granted.

      (c) The Option shall be transferable only by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by him or her.

      (d) The Option shall not be exercisable:

            (i) before the expiration of one year from the date it is granted or after the expiration of ten years from the date it is granted and may be exercised during such period as follows: one-third (33-1/3 percent) of the total number of shares of Common Stock covered by the Option shall become exercisable each year beginning with the first anniversary of the date it is granted; provided that an Option shall automatically become immediately exercisable in full when the Non-Employee Subsidiary Director ceases to be a Non-Employee Subsidiary Director for any reason other than death;

            (ii) unless payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise; such payment shall be made

                  (A) in United States dollars by cash or check, or

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                  (B) in lieu thereof, by tendering to the Corporation shares of
            Common Stock owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be the average of the high and the low sales prices of a share of Common Stock on the date of exercise as reported on the New York Stock Exchange Composite Transactions Tape, or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading, or

                  (C) by a combination of United States dollars and shares of
            Common Stock as aforesaid; and

            (iii) unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Non-Employee Subsidiary Director, except that

                  (A) if such person shall cease to be such a Non-Employee
            Subsidiary Director for reasons other than death, while holding an Option that has not expired and has not been fully exercised, such person, at any time within one year of the date he or she ceased to be such a Non-Employee Subsidiary Director (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above), may exercise the Option with respect to any shares of Common Stock as to which he or she has not exercised the Option on the date he or she ceased to be such a Non-Employee Subsidiary Director; or

                  (B) if any person to whom an Option has been granted shall die holding an Option that has not been fully exercised, his or her executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of such death (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above), exercise the Option with respect to any shares of Common Stock as to which the decedent could have exercised the Option at the time of his or her death.

6. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, the number or kind of shares that may be issued under the Plan pursuant to subparagraphs 4(a) and 4(b) above shall be automatically adjusted to give effect to the occurrence of such event, and the number or kind of shares subject to, or the Option exercise price per share under, any outstanding Option shall be automatically adjusted so that the proportionate interest of the participant shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such

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Options and with a corresponding adjustment in the Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.

7. MISCELLANEOUS PROVISIONS.

      (a) Except as expressly provided for in the Plan, no Non-Employee Subsidiary Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Subsidiary Director any right to be retained in the service of a Subsidiary.

      (b) A participant's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except, in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

      (c) No shares of Common Stock shall be issued hereunder unless counsel for the Corporation shall be satisfied that such issuance will be in compliance with applicable federal, state and other securities laws.

      (d) It shall be a condition to the obligation of the Corporation to issue shares of Common Stock upon exercise of an Option, that the participant (or any beneficiary or person entitled to act under subparagraph 5(d)(iii)(B) above) pay to the Corporation, upon its demand, such amount as may be requested by the Corporation for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Corporation may refuse to issue shares of Common Stock.

      (e) The expenses of the Plan shall be borne by the Corporation.

      (f) The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares upon exercise of any Option under the Plan and issuance of shares upon exercise of Options shall be subordinate to the claims of the Corporation's general creditors.

      (g) By accepting any Option or other benefit under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, the Plan, the terms and conditions of any agreement embodying awards of Options and any action taken under the Plan by the Corporation or the Committee.

      (h) The appropriate officers of the Corporation shall cause to be filed any reports, returns or other information regarding Options hereunder or any shares of Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

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8. AMENDMENT OR DISCONTINUANCE. The Plan may be amended by the Committee at any time and from time to time as the Committee shall deem advisable. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

9. TERMINATION. The Plan shall terminate upon the earlier of the following dates or events to occur: (a) upon the adoption of a resolution of the Board terminating the Plan; or (b) [July 31, 2003]. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her consent, under any Option theretofore granted under the Plan.

July 21, 1998

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